UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): December 3, 2015
Diamond Resorts International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35967	46-1750895
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10600 West Charleston Boulevard, Las Vegas, Nevada		89135
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 702-684-8000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 3, 2015, Diamond Resorts International, Inc. (the “Company”) and Diamond Resorts Corporation, an indirect, wholly-owned subsidiary of the Company (“DRC”), entered into a Second Amendment and First Incremental Assumption Agreement (the “Second Amendment”) to the Company’s existing Credit Agreement, dated as of May 9, 2014 and previously amended as of December 22, 2014 (the “Credit Agreement”), with Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent (the “Agent”), and lenders comprising at least 50% of the sum of all loans outstanding and unused commitments under the Credit Agreement. As contemplated by the Credit Agreement, the Second Amendment provides for an aggregate $150 million incremental term loan (in addition to the existing approximately $425 million in term loans outstanding under the Credit Agreement (collectively, the “Existing Term Loan”)). The Company received approximately $144 million in proceeds upon the closing of the incremental term loan, which was issued with 2.0% original issue discount and has the same interest rate and maturity date (May 9, 2021) as the Existing Term Loan. The term loans under the Credit Agreement have an interest rate, at the Company’s option, of LIBOR plus 450 basis points, with a one percent floor, or an alternative base rate plus 350 basis points. For additional information regarding the Credit Agreement and its terms, see the Company’s periodic reports filed with the Securities and Exchange Commission.

In addition, the Second Amendment amended the Credit Agreement to, among other things, (1) provide that the 50% sweep of Excess Cash Flow (as defined in the Credit Agreement) will step down to a 25% sweep of Excess Cash Flow when the Secured Leverage Ratio (as defined in the Credit Agreement) is greater than 1.5:1 (rather than 1:1 as originally set forth in the Credit Agreement), but equal to or less than 2:1 (rather than 1.5:1 as originally set forth in the Credit Agreement), and there will be no sweep of Excess Cash Flow when the Secured Leverage Ratio is equal to or less than 1.5:1 (rather than 1:1 as originally set forth in the Credit Agreement), and (2) include a soft call at 1.01 for a period of six months following the effective date of the Second Amendment.

The proceeds of the incremental term loan, which replace a substantial portion of the approximately $167.5 million in cash paid by the Company in its previously disclosed acquisition of the vacation ownership business of Gold Key Resorts, will be used for general corporate purposes and to pay costs related to the closing of the transactions contemplated by the Second Amendment.

Credit Suisse Securities (USA) LLC is acting as a lender with respect to the incremental term loan and served as the sole arranger in connection with the arrangement of the incremental term loan and the amendments to the Credit Agreement. Credit Suisse Securities (USA) LLC and certain of its affiliates are performing, have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for the Company and its affiliates in the ordinary course of business, including with respect to the Company’s securitization, conduit and other financing transactions.

In addition, affiliates of Guggenheim Partners, LLC (“Guggenheim”), on behalf of certain investment advisory clients, purchased an approximate aggregate principal amount of $26.5 million of the $150 million in incremental term loans. Affiliates of Guggenheim that were existing lenders under the Credit Agreement received standard fees of approximately $154,000 for consenting to the Second Amendment. Mr. Zachary D. Warren is a principal of Guggenheim and, pursuant to the terms of a Director Designation Agreement, was nominated to, and serves on, the Company’s board of directors. In addition, an affiliate of Guggenheim is one of the significant stockholders of the Company and other affiliates of Guggenheim have other relationships with, and have provided various services to, the Company, including with respect to the Company’s conduit facility and various acquisition financing transactions. See the Company’s periodic reports filed with the Securities and Exchange Commission and its Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 10, 2015 for further information regarding the Company’s relationships with Guggenheim and its affiliates.

The description of the Second Amendment set forth above in this Item 1.01 does not purport to be complete, and is qualified in its entirety by reference to the full text of the Second Amendment attached as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 above is incorporated by reference herein.

Item 7.01 Regulation FD Disclosure.

On December 4, 2015, the Company issued a press release announcing the closing of the incremental term loan. A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1
Second Amendment and First Incremental Assumption Agreement to the Credit Agreement, dated as of December 3, 2015, among Diamond Resorts International, Inc., Diamond Resorts Corporation, Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, and the lender entities party thereto.

99.1	Press Release of Diamond Resorts International, Inc., dated December 4, 2015 (furnished herewith).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diamond Resorts International, Inc.
December 8, 2015	By: /s/ Jared T. Finkelstein Name: Jared T. Finkelstein Title: Senior Vice President-General Counsel and Secretary